Ernst & Young LLP 2200, 215 2nd St SW Calgary, AB T2P 1M4	Tel: +1 403 206 5000 Fax: +1 403 290 4265 ey.com/ca

EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
1.Form S-8 nos. 333-171625 and 333-205708
2.Form F-10 nos. 333-239025

of Oncolytics Biotech Inc. (the “Company”) and the use herein of our reports dated March 2, 2022, with respect to the consolidated statements of financial position as at December 31, 2021 and December 31, 2020 and the consolidated statements of loss and comprehensive loss, changes in equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2021, and the effectiveness of internal control over financial reporting of the Company as of December 31, 2021, included in this Annual Report on Form 20-F.

Calgary, Alberta	/s/Ernst & Young LLP
March 3, 2022	Chartered Professional Accountants

A member firm of Ernst & Young Global Limited